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                                                              EXHIBIT 23.6

          CONSENT OF RECONTA ERNST & YOUNG, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Proxy Statement of Viagene, Inc. and related Prospectus of Chiron Corporation which is made a part of the Registration Statement (Form S-4) of Chiron Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 28, 1995, with respect to the consolidated financial statements of JV Vax B.V. and subsidiaries included in the Current Report Form 8-K/A of Chiron Corporation dated January 4, 1995, as amended March 17, 1995, filed with the Securities and Exchange Commission.

                                          RECONTA ERNST & YOUNG

August 11, 1995

Milan, Italy